United States

Securities And Exchange Commission

Washington, DC 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2025

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-14124	62-1566286
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8503 Hilltop Drive, Ooltewah, Tennessee

37363

(Address of Principal Executive Offices)

(Zip Code)

(423) 238-4171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	MLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2025, Luna Acquisition Corp., a Tennessee corporation (“Buyer”) and a wholly-owned subsidiary of Miller Industries, Inc., a Tennessee corporation (the “Company”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Andrea S.r.l, a company organized and existing under the laws of Italy (“Andrea”), Renato Andreis, a resident of Italy (“Andreis”) and Stefano Francesco Martinotti, a resident of Italy (“Martinotti, and together with Andrea and Andreis, the “Sellers”), pursuant to which Buyer acquired all of the outstanding corporate capital of Omars – S.p.A., a company organized and existing under the laws of Italy (“Omars”). Omars is a designer and manufacturer of towing and recovery equipment based in Cuneo, Italy.

Under the Purchase Agreement, and subject to the terms and conditions set forth therein, Buyer acquired all of the outstanding corporate capital of Omars for an aggregate purchase price of approximately €17.5 million (or approximately $20.3 million), on a debt-free, cash-free basis, subject to certain pre- and post-closing adjustments in respect of the net financial position and net working capital of Omars. At the closing of the acquisition, approximately $876,000 of the purchase price was placed into escrow to secure certain indemnification obligations of the Sellers under the Purchase Agreement. The acquisition was financed using cash on hand and by drawing on the Company’s existing credit facility.

The Purchase Agreement contains customary covenants and agreements, as well as representations and warranties regarding Omars, its subsidiaries, its assets and its business. The Purchase Agreement also contains certain customary indemnification provisions for breaches of covenants and for breaches of representations and warranties. Pursuant to the Purchase Agreement, the parties entered into certain ancillary agreements at the closing of the acquisition, including an escrow agreement and certain management and consulting agreements.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein. The Purchase Agreement contains usual and customary representations and warranties that the parties to such agreement made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement among the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of such agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 7.01Regulation FD Disclosure.

On December 2, 2025, the Company issued a press release announcing Buyer’s entry into the Purchase Agreement and the transactions described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information included in this Item 7.01, as well as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01Regulation FD Disclosure.

(d)Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

10.1	Sale and Purchase Agreement, dated December 2, 2025, by and among Luna Acquisition Corp., Andrea S.r.l, Renato Andreis, and Stefano Francesco Martinotti. **

99.1	Press Release, dated December 2, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

** Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miller Industries, Inc. (Registrant)
	By:	/s/ Frank Madonia
Frank Madonia
Executive Vice President, General Counsel and Secretary
Dated: December 2, 2025